Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-52315 and 333-123436) pertaining to the 1992 Stock Option Plan, 1993 Nonqualified Stock Option Plan and 1997 Equity Incentive Plan, the Registration Statement (Form S-8 No. 333-57411) pertaining to the Employee Stock Purchase Plan and the Registration Statements (Form S-8 No. 333-58778, 333-115531 and 333-153238) pertaining to the 2000 Equity Incentive Plan of American Italian Pasta Company of our report dated June 27, 2008, with respect to the consolidated financial statements and schedule of American Italian Pasta Company for the year ended September 28, 2007, included in this Annual Report (Form 10-K) for the year ended October 2, 2009.

/s/ Ernst & Young LLP

Kansas City, Missouri

November 20, 2009